EXHIBIT 10.1

                                CLOSING AGREEMENT

This CLOSING AGREEMENT is made this 2nd day of August, 2001, by and among Keystone Akron, Inc., an Ohio corporation ("Seller"), Pick Ups Plus, Inc., a Delaware corporation ("Buyer"), John Fitzgerald and Robert White (Fitzgerald and White collectively, the "Guarantors").

     WHEREAS, Buyer and Seller have entered into a certain Offer to Purchase dated July 6, 2001 as amended (the "Purchase Agreement") whereby Buyer has agreed to purchase substantially all of the assets of Seller as more fully set forth therein; and

     WHERE, pursuant to the Purchase Agreement, Buyer was to deliver to Seller at closing of the transactions contemplated thereby (the "Closing") a promissory note in the face amount of $44,000 and $104,000 in cash less the amount of any earnest money deposit held in escrow; and

 WHEREAS,Seller is currently subject to a Citation and Notification of Penalty (the "OSHA Citation") from the US Department of Labor attached hereto as Exhibit A and incorporated herein by reference; and

     WHEREAS, the parties have agreed to reduce the cash payment due at closing to $50,000 plus the amount of any earnest money deposit in exchange for a promissory note guaranteed by the Guarantors which shall be due and payable at such time as the abatement required by the OSHA Citation is complete.

NOW  THEREFORE,  the  parties  hereto  agree  as  follows:

1. Payment of purchase price. At Closing the purchase price set forth in section
1.2 of the Purchase Agreement shall be paid, and such Section is hereby amended, as follows:

     A.  The  Sales  Price  set  forth in Section 1.2 (a) shall remain the same;

     B. The Buyer shall make a cash down payment, in immediately available funds, of $65,000 at Closing, which shall consist of the $15,000 earnest money deposit currently held pursuant to Section 1.03 of the Purchase Agreement, and a $50,000 cash payment by Buyer.

     C. Buyer shall deliver to Seller a promissory note (the "Original Note") in the principal amount of $44,000 payable in 11 monthly installments of $4,000 each, beginning on September 1, 2001, and continuing on the same day of each month thereafter until paid in full. The Original Note shall bear no interest.

     D. Buyer shall deliver to Seller a promissory note (the "New Note") in the principal amount of $39,000 payable on the terms set forth herein. The New Note shall be executed by the Guarantors as co-makers of such note.

     E. The New Note and the Original Note shall be guaranteed by a Security Agreement granting to Seller a security interest in the assets of Buyer and a purchase money security interest in the assets of Buyer purchased pursuant to the Purchase Agreement.

     F. To the extent that the terms of the Purchase Agreement are not inconsistent herewith, they shall remain in full force and effect.

2. Payment terms of the New Note. All amounts due under the New Note shall be paid as follows:

     A. Buyer shall initially be responsible to hire and train an employee to operate the spray -on booth (the "Spray On Booth") transferred to Buyer pursuant to the Purchase Agreement. Buyer must render the Spray On Booth operational no later than the thirtieth day after the date of this Agreement. In the event that the Spray On Booth is not fully staffed and operation on the thirtieth day hereafter, any and all amounts due and owing under the New Note shall then be immediately due and payable. If the Spray On Booth is not operational and fully staffed within such period, Buyer and Seller agree that Seller shall no longer be responsible for any remediation and/or abatement required under the OSHA Citation.

     B. In the event that the Spray On Booth shall be operational within 30 days of the date hereof, Seller shall be responsible for the abatement and remediation required by the OSHA Citation. Buyer shall be responsible to maintain the Spray On Booth fully operational, complete with qualified operators, during the remediation and abatement process. At such time as the Seller's certify to buyer that the remediation and abatement required by the OSHA Citation has been complied with in all material respects, or in the event that the Buyer fails to maintain the Spray On Booth fully operational and such failure interferes with any actions taken by Seller with respect to the remediation and abatement, including but not limited to testing the air quality in the Spray On Booth while in operation, any and all sums due under the New Note shall be immediately due and payable in full and Seller shall no longer be responsible for any such remediation and abatement.


3. Cooperation. Buyer hereby represents, warrants and agrees that it shall cooperate fully in any remediation and/or abatement programs or processes taken by Seller to comply with the OSHA Citation, and does hereby grant Seller full and complete access to the Spray N Booth, the premises where it is located, and any and all other equipment, books and records of the Buyer to complete, test and demonstrate compliance with the OSHA Citation.

4.  Miscellaneous

A. Successors and Assigns. This Agreement shall bind the parties, their respective shareholders, members, trustees, directors, officers, employees, successors and assigns upon the terms of this Agreement

V. Amendments. This Agreement may not be amended or modified except by a writing signed by the parties or their authorized representatives.

C. Applicable Law. This Agreement shall be construed under the laws of the State of Ohio.

D. Time is of the Essence. Time is of the essence in the implementation of this Agreement

E. Notices. Any notices by any party to another shall be in writing and shall be delivered personally; sent by facsimile, acknowledgement of receipt requested; sent by overnight courier service, return receipt requested; or, deposited in US certifies mail, return receipt requested, to the last known address of such party.

F. Captions. All captions used in this Agreement are for convenience only and should not be construed to form a substantive pat of this Agreement nor restrict or enlarge any substance or part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                              Keystone  Akron,  Inc.
                              By: /s/ Mr. Golding
                              President

                              Pick  Ups  Plus,  Inc
                              By:  /s/  John  Fitzgerald
                              President

                              /s/  John  Fitzgerald
                              /s/  Robert  White